loanDepot announces first quarter 2022 financial results

C-suite expansion adds leadership strength to accelerate execution on strategies and create long-term shareholder value
•Invested in recruiting in-market retail loan officers, growing purchase volume to 37% of total originations.
•Announced launch of all-digital mello HELOC product.
•Executed on cost reduction strategy, reducing total expenses by 13% during the quarter.
•Market share decreased to 3.1%1 due to the intense competitive pressure from decreasing origination volume.
•Repurchased $97.5 million of senior notes due 2028 at an average purchase price of 87.9% of par
•Reported quarterly total revenue of $503.3 million, diluted loss per share of $0.25 and adjusted diluted loss per share of $0.26, reflecting lower rate lock volume and lower gain on sale margins, partially offset by lower expenses.

FOOTHILL RANCH, Calif., May 10, 2022 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), the innovative consumer lending and real estate services provider that is using its proprietary mello® technology to deliver best-in-class experiences to its customers, today announced results for the first quarter ended March 31, 2022.

“Our results reflected the sharp and rapid increase in market interest rates, which led to significantly lower profit margins during the latter half of the quarter,” said loanDepot founder and executive chairman Anthony Hsieh. “While we made progress toward our goal of reducing the expense base to align with earlier expectations, our volumes have continued to decline and expense reductions have not kept pace with the rapidly changing environment. Intense competition, lower volume and decreasing profit margins are putting pressure on the entire industry, which I believe creates long-term opportunities for loanDepot to outperform, less efficient, less diversified competitors.

“To accelerate execution on that goal, we recently announced an addition to our executive management team. Going forward I will assume the role of executive chairman, overseeing company strategy. Frank Martell has joined us as president and chief executive officer of loanDepot. Frank has over 30 years executive leadership experience, most recently as CEO of CoreLogic, and has also served on the board of directors of the Mortgage Bankers Association. Frank will drive daily operations with the company’s executive management team reporting to him. I am excited for this opportunity both personally and for the company.”

"I want to thank Anthony and the Board for this incredible opportunity,” said loanDepot president and chief executive officer Frank Martell. “In twelve short years, loanDepot has become an industry leader with diverse origination strategies, innovative and proprietary technologies that drive customer acquisition, service and satisfaction, and exciting new products and services that meet the evolving needs of our customers. Moving forward, we will remain laser focused on profitable revenue growth and driving for best-in-class operating leverage to create long term shareholder value creation. I believe loanDepot is poised to succeed through leveraging and expanding its unique lending and servicing solutions, driving cost productivity and process efficiencies and harnessing the collective energy and innovative spirit of the Company’s dedicated team.”

Martell concluded, “I recognize that there are short-term challenges facing the Company due to market conditions that will have adverse impacts on our profitability in the near term. We have made and will continue to make progress on reducing our expenses to reflect our new expectations for industry volume. As part of that plan and as part of our balance sheet and capital management strategies, we are suspending our regular quarterly dividend for the foreseeable future.”
1 Total market originations based on data as of April 13,2022, from the Mortgage Bankers Association

First Quarter Highlights:

Financial Summary

	Three Months Ended
($ in thousands except per share data) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Rate lock volume	$29,991,452	$34,761,321	$45,762,661
Pull through weighted lock volume(1)	19,800,045	23,025,038	33,462,355
Loan origination volume	21,550,731	29,041,625	41,479,151
Gain on sale margin(2)	1.96%	2.23%	2.98%
Pull through weighted gain on sale margin(3)	2.13%	2.81%	3.69%
Financial Results
Total revenue	$503,311	$705,026	$1,316,008
Total expense	606,256	694,133	869,878
Net (loss) income	(91,318)	14,732	427,853
Diluted (loss) earnings per share	$(0.25)	$0.05	$0.36
Non-GAAP Financial Measures(4)
Adjusted total revenue	$504,606	$723,642	$1,241,441
Adjusted net (loss) income	(81,732)	28,907	319,527
Adjusted (LBITDA) EBITDA	(74,403)	63,747	458,098
Adjusted diluted (loss) earnings per share	$(0.26)	$0.09	$0.99
(1)Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Results
•Pull through weighted lock volume of $19.8 billion for the three months ended March 31, 2022 resulted in quarterly total revenue of $503.3 million, which represents a decrease of $201.7 million, or 29%, from the fourth quarter of 2021.
•Loan origination volume for the first quarter of 2022 was $21.6 billion, a decrease of $7.5 billion or 26% from the fourth quarter of 2021.
•Our Retail and Partner strategies delivered $8.0 billion of purchase loan originations and $13.5 billion of refinance loan originations during the first quarter of 2022.
•Our multi-channel origination strategy resulted in an increase of the less interest rate sensitive cash-out refinance and purchase volume to 83% of total production during the first quarter of 2022 compared to 75% of total production during the fourth quarter of 2021 and 43% of total production during the first quarter of 2021.
•Net loss for the first quarter of 2022 of $91.3 million as compared to net income of $14.7 million in the prior quarter. The quarter over quarter decrease was primarily driven by the decrease in rate lock volume and gain on sale margin, partially offset by a decrease in total expense.

•For the twelve months ended March 31, 2022, our preliminary organic refinance consumer direct recapture rate2 increased to 72% as compared to the final recapture rate of 67% for the twelve months ended March 31, 2021. This highlights the efficacy of our marketing efforts and the strength of our customer relationships.
•Adjusted (LBITDA) for the first quarter of 2022 was $74.4 million as compared to adjusted EBITDA $63.7 million for the fourth quarter of 2021. Adjusted (LBITDA) EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, and other non-core operating expenses.
•Total expenses for the first quarter of 2022 decreased by $87.9 million, or 13% from the fourth quarter of 2021, due to lower personnel expenses, primarily lower commissions, and lower marketing expenses.
•Total expenses included the following non-core items: $10.5 million gain on the extinguishment of debt, $2.7 million of severance expense, and $2.4 million expense to deboard servicing rights from our subservicer to our in-house platform.

Our outlook for the second quarter of 2022 is
•Origination volume of between $13 billion and $18 billion.
•Pull-through weighted rate lock volume of between $12 billion and $22 billion.
•Pull-through weighted gain on sale margin of between 160 basis points and 210 basis points.

Strategic Channel Overview
Our diverse origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, and at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire mortgage journey.

2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

Retail Channel

	Three Months Ended
($ in thousands) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Volume data:
Rate locks	$21,849,219	$27,751,625	$37,074,012
Loan originations	16,479,390	22,461,394	33,427,789
Gain on sale margin	2.24%	2.61%	3.25%

Partner Channel

	Three Months Ended
($ in thousands) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Volume data:
Rate locks	$8,142,233	$7,009,696	$8,688,649
Loan originations	5,071,341	6,580,231	8,051,362
Gain on sale margin	1.07%	1.01%	1.85%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nation’s largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovative mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience. During the first quarter of 2022, income from our joint ventures totaled $2.0 million, reflecting additional revenue opportunities from this unique origination channel.

Servicing

	Three Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021

Due to changes in valuation inputs or assumptions	$198,996	$(29,896)	$231,023
Other changes in fair value(1)	(77,122)	(98,516)	(118,106)
Realized gains (losses) on sales of servicing rights	10,034	(1,536)	(95)
Net (loss) gain from derivatives hedging servicing rights	(200,291)	11,280	(156,457)
Changes in fair value of servicing rights, net	$(68,383)	$(118,668)	$(43,635)

Servicing fee income	$111,059	$113,942	$82,568
(1)Other changes in fair value include fallout and decay from loan payoffs and principal amortization.

	Three Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Balance at beginning of period	$1,999,402	$1,836,694	$1,124,302
Additions	269,760	307,712	529,543
Sales proceeds, net	(312,849)	(16,592)	(674)
Changes in fair value:
Due to changes in valuation inputs or assumptions	198,996	(29,896)	231,023
Other changes in fair value	(77,122)	(98,516)	(118,106)
Balance at end of period (1)	$2,078,187	$1,999,402	$1,766,088
(1)Balances are net of $7.8 million, $7.3 million, and $6.0 million of servicing rights liability as of March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021	Mar-22 vs Dec-21	Mar-22 vs Mar-21

Servicing portfolio (unpaid principal balance)	$153,385,817	$162,112,965	$129,709,892	(5.4)%	18.3%

Total servicing portfolio (units)	496,868	524,992	414,540	(5.4)	19.9

60+ days delinquent ($)	$1,444,779	$1,510,261	$2,125,573	(4.3)	(32.0)
60+ days delinquent (%)	0.9%	0.9%	1.6%

Servicing rights, net to UPB	1.4%	1.2%	1.4%

The decrease in unpaid principal balance of our servicing portfolio was driven primarily by sales of $23.8 billion of unpaid principal balance during the quarter.

As of March 31, 2022, approximately 0.6%, or $898.5 million, of our servicing portfolio was in active forbearance. This represents an aggregate decrease from 0.6%, or $1.0 billion as of December 31, 2021.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	March 31, 2022	December 31, 2021	March 31, 2021	Mar-22 vs Dec-21	Mar-22 vs Mar-21
Cash and cash equivalents	$554,135	$419,571	$630,457	32.1%	(12.1)%
Loans held for sale, at fair value	6,558,668	8,136,817	8,787,756	(19.4)	(25.4)
Servicing rights, at fair value	2,086,022	2,006,712	1,772,099	4.0	17.7

Total assets	10,640,248	11,812,313	13,298,356	(9.9)	(20.0)
Warehouse and other lines of credit	5,806,907	7,457,199	8,309,450	(22.1)	(30.1)
Total liabilities	9,129,079	10,182,953	11,524,398	(10.3)	(20.8)
Total equity	1,511,169	1,629,360	1,773,958	(7.3)	(14.8)

The increase in cash and cash equivalents from December 31, 2021 included $303.8 million in proceeds from the bulk sale of MSRs. A decrease in loans held for sale at March 31, 2022, resulted in a corresponding decrease in the balance on our warehouse lines of credit as loans sold exceeded loan originations. Total funding capacity with our lending partners decreased to $10.9 billion at March 31, 2022 from $11.8 billion at December 31, 2021. The funding capacity decrease of $0.9 billion was primarily due to the payoff of one facility and decreases on two existing facilities. Available borrowing capacity was $5.0 billion at March 31, 2022. Finally, we also repurchased $97.5 million of our senior notes due 2028 during the quarter.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
REVENUES:
Interest income	$52,965	$74,854	$54,730
Interest expense	(39,889)	(53,327)	(53,497)
Net interest income	13,076	21,527	1,233

Gain on origination and sale of loans, net	363,131	566,022	1,133,575
Origination income, net	59,073	81,433	101,599
Servicing fee income	111,059	113,942	82,568
Change in fair value of servicing rights, net	(68,383)	(118,668)	(43,635)
Other income	25,355	40,770	40,668
Total net revenues	503,311	705,026	1,316,008

EXPENSES:
Personnel expense	345,993	406,739	603,735
Marketing and advertising expense	101,513	111,860	109,626
Direct origination expense	53,157	46,712	46,976
General and administrative expense	49,748	64,980	51,317
Occupancy expense	9,396	9,487	9,988
Depreciation and amortization	10,545	9,715	8,454
Servicing expense	21,511	22,337	26,611
Other interest expense	14,393	22,303	13,171
Total expenses	606,256	694,133	869,878

(Loss) income before income taxes	(102,945)	10,893	446,130
Income tax (benefit) expense	(11,627)	(3,839)	18,277
Net (loss) income	(91,318)	14,732	427,853
Net (loss) income attributable to noncontrolling interests	(56,577)	6,119	382,978
Net (loss) income attributable to loanDepot, Inc.	$(34,741)	$8,613	$44,875

Basic (loss) earnings per share	$(0.25)	$0.06	$0.36
Diluted (loss) earnings per share	$(0.25)	$0.05	$0.36

Consolidated Balance Sheets

($ in thousands)	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$554,135	$419,571
Restricted cash	153,700	201,025
Accounts receivable, net	115,976	56,183
Loans held for sale, at fair value	6,558,668	8,136,817
Derivative assets, at fair value	351,097	194,665
Servicing rights, at fair value	2,086,022	2,006,712
Trading securities, at fair value	93,466	72,874
Property and equipment, net	108,135	104,262
Operating lease right-of-use asset	52,818	55,646
Prepaid expenses and other assets	116,338	140,315
Loans eligible for repurchase	389,140	363,373
Investments in joint ventures	18,559	18,553
Goodwill and other intangible assets, net	42,194	42,317
Total assets	$10,640,248	$11,812,313

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$5,806,907	$7,457,199
Accounts payable and accrued expenses	804,405	624,444
Derivative liabilities, at fair value	113,366	37,797
Liability for loans eligible for repurchase	389,140	363,373
Operating lease liability	67,681	71,932
Debt obligations, net	1,947,580	1,628,208
Total liabilities	9,129,079	10,182,953
EQUITY:
Total equity	1,511,169	1,629,360
Total liabilities and equity	$10,640,248	$11,812,313

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Loan origination volume by type:
Conventional conforming	$15,712,273	$21,405,365	$35,169,216
FHA/VA/USDA	3,968,511	4,287,947	5,081,972
Jumbo	1,787,704	2,962,898	1,002,619
Other	82,243	385,415	225,344
Total	$21,550,731	$29,041,625	$41,479,151

Loan origination volume by channel:
Retail	$16,479,390	$22,461,394	$33,427,789
Partnership	5,071,341	6,580,231	8,051,362
Total	$21,550,731	$29,041,625	$41,479,151

Loan origination volume by purpose:
Purchase	$8,030,766	$10,013,662	$7,916,512
Refinance	13,519,965	19,027,963	33,562,639
Total	$21,550,731	$29,041,625	$41,479,151

Loans sold:
Servicing retained	$17,122,716	$22,996,748	$37,435,791
Servicing released	5,745,322	6,673,702	2,492,886
Total	$22,868,038	$29,670,450	$39,928,677

Loan origination margins:
Gain on sale margin	1.96%	2.23%	2.98%

First Quarter Earnings Call
Management will host a conference call and live webcast today at 11:00 a.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385 using conference ID number 2021948. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030 following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) as non-GAAP measures. We believe these measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Total Revenue” as total revenues, net of the change in fair value of mortgage servicing rights (“MSRs”) and the related hedging gains and losses. We define “Adjusted Net Income (Loss)” as tax-effected earnings (loss) before change in fair value of contingent consideration, stock compensation expense and management fees, IPO expense, and the change in fair value of MSRs, net of the related hedging gains and losses, and the tax effects of those adjustments. We define “Adjusted Diluted Earnings (Loss) per Share” as Adjusted Net Income (Loss) divided by the diluted weighted average number of shares of Class A common stock and Class D common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class C common shares for shares of Class A common stock. We define “Adjusted EBITDA (LBITDA)” as earnings (loss) before interest expense and amortization of debt issuance costs on non-funding debt, income taxes, depreciation and amortization, change in fair value of MSRs, net of the related hedging gains and losses, change in fair value of contingent consideration, stock compensation expense and management fees, and IPO related expense. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. We exclude from each of these non-GAAP measures the change in fair value of MSRs and related hedging gains and losses as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operations. We also exclude stock compensation expense, which is a non-cash expense, management fees and IPO expenses as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total net revenue	$503,311	$705,026	$1,316,008
Change in fair value of servicing rights, net of hedging gains and losses(1)	1,295	18,616	(74,567)
Adjusted total revenue	$504,606	$723,642	$1,241,441
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net (loss) income attributable to loanDepot, Inc.	$(34,741)	$8,613	$44,875
Net (loss) income from the pro forma conversion of Class C common shares to Class A common shares (1)	(56,577)	6,119	382,978
Net (loss) income	$(91,318)	$14,732	$427,853
Adjustments to the provision for income taxes(2)	14,710	(1,512)	(101,221)
Tax-effected net (loss) income	(76,608)	13,220	326,632
Change in fair value of servicing rights, net of hedging gains and losses(3)	1,295	18,616	(74,567)
Stock compensation expense and management fees	2,309	2,220	60,076
IPO expenses	—	—	4,834
Gain on extinguishment of debt	(10,528)	—	—
Tax effect of adjustments(4)	1,800	(5,149)	2,552
Adjusted net (loss) income	$(81,732)	$28,907	$319,527

(1)Reflects net income (loss) to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.00%	3.71%	5.43%
Effective income tax rate	26.00%	24.71%	26.43%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect of (a) change in fair value of servicing rights, net of hedging gains and losses, (b) stock compensation expense and management fees, (c) IPO expense, and (d) gain on extinguishment of debt at the aforementioned effective income tax rates.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net (loss) income attributable to loanDepot, Inc.	$(34,741)	$8,613	$44,875
Adjusted net (loss) income	(81,732)	28,907	319,527
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	139,007,890	135,187,530	125,772,797
Assumed pro forma conversion of Class C shares to Class A common stock (2)	181,035,804	185,521,379	198,537,418
Adjusted diluted weighted average shares outstanding	320,043,694	320,708,909	324,310,215
Diluted (loss) earnings per share	$(0.25)	$0.05	$0.36
Adjusted diluted (loss) earnings per share	(0.26)	0.09	0.99
(1)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net (loss) income	$(91,318)	$14,732	$427,853
Interest expense - non-funding debt (1)	14,393	22,303	13,171
Income tax (benefit) expense	(11,627)	(3,839)	18,277
Depreciation and amortization	10,545	9,715	8,454
Change in fair value of servicing rights, net of hedging gains and losses(2)	1,295	18,616	(74,567)
Change in fair value - contingent consideration	—	—	—
Stock compensation expense and management fees	2,309	2,220	60,076
IPO expense	—	—	4,834
Adjusted (LBITDA) EBITDA	$(74,403)	$63,747	$458,098
(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as the nation's second largest retail mortgage lender, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR